TrueCar Announces New Leadership Appointments

Jantoon Reigersman assumes role of Chief Operating Officer
Teresa Luong appointed Chief Financial Officer
Beth Mach moves to Chief Communications Officer
Jay Ku joins TrueCar as Chief Commerce Officer

SANTA MONICA, Calif., Feb. 21, 2023 -- TrueCar, Inc. (NASDAQ: TRUE) the easiest, most efficient and transparent online destination for buying and selling new and used vehicles, today announced new leadership appointments.

“These leadership moves will assure TrueCar remains focused on introducing innovation that can be quickly scaled in the marketplace, delivering value to our dealers and consumers,” said Mike Darrow, President and CEO at TrueCar. “Our priority continues to be aligning our business and financial strategies to help us achieve our growth and profitability targets as well as our business objectives of rebuilding our core business, expanding TrueCar+, engaging in the supply side of the used car market and improving traffic conversion,” he added.

Jantoon Reigersman, formerly Chief Operating Officer and Chief Financial Officer, is now Chief Operating Officer in a dedicated role. He was appointed to the dual role in February 2022 after joining TrueCar in 2021 as Chief Financial Officer. Reigersman successfully led the testing and regional roll-out of TrueCar+ and as COO, he will continue to lead the rollout and adoption of TrueCar+, the company’s modern marketplace that aims to bring the car buying experience fully online in partnership with the company’s network of Certified Dealers. Additionally, Reigersman will focus on growing TrueCar’s core business as new car inventory levels stabilize, and on providing dealers with more ready access to used car inventory as that segment continues to experience supply pressure.

Teresa Luong, formerly senior vice president of Finance, has been appointed Chief Financial Officer, succeeding Reigersman. As Chief Financial Officer, Luong will lead the company’s financial strategy and oversee the company’s accounting operations, corporate finance, tax compliance and investor relations. Luong joined TrueCar in 2014 from Conversant, where she served as Director of Finance. Since joining TrueCar, she has played a vital role within the finance and accounting teams – helping take the company public in 2014, overseeing financial reporting, technical accounting, tax, forecasting and business planning. She has held roles of increasing responsibility over the years and was last appointed SVP of Finance in 2022. Luong will report to TrueCar President and CEO Mike Darrow.

Beth Mach, who has served as the Chief Consumer Officer since October of 2020, has moved into a new position as Chief Communications Officer. In this role, Mach will be responsible for continuing to build brand awareness of the company’s value proposition, cultivate positive reputation and amplify the brand story. She will oversee the company’s corporate communications function, including brand and industry relations, public relations, and internal communications. Mach continues to bring her strong background in US and global media, communications and corporate culture-building to her role. She will report to TrueCar President and CEO Mike Darrow.

Additionally, the company announced the hiring of Jay Ku as Chief Commerce Officer, a newly created role in which he will be responsible for improving traffic conversion through consumer traffic, customer acquisition, marketing campaigns, channel diversification, and user segmentation. Ku has extensive experience in full-funnel marketing. He joins TrueCar from Nogin, a tech-enabled marketing and ecommerce agency, where he served as Executive Vice President and Chief Commerce Officer. While there, he oversaw all acquisition, retention, product marketing and other functions for more than 20 brands. Prior to Nogin, Ku developed full-funnel marketing campaigns for brands such as Ford, Toyota, Modcloth, Hurley, Ulta, Whole Foods and other consumer brands. He has built cross-platform strategies to drive engagement and sales through online retail and direct-to-consumer channels. Ku will report to TrueCar Chief Operating Officer Jantoon Reigersman.

About TrueCar

TrueCar is a leading automotive digital marketplace that lets auto buyers and sellers connect to our nationwide network of Certified Dealers. With access to an expansive inventory provided by our Certified Dealers, we are building the industry's most personalized and efficient auto shopping experience as we seek to bring more of the process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new, used and Certified Pre-Owned vehicles. When they are ready, shoppers in TrueCar's marketplace can connect with a Certified Dealer in our network, who shares our belief that truth, transparency and fairness are the foundation of a great auto shopping experience. As part of our marketplace, TrueCar powers auto-buying programs for over 250 leading brands, including AARP, Sam's Club, Navy Federal Credit Union and American Express.

For more information, please visit www.truecar.com, and follow us on LinkedIn, Facebook or Twitter.

SOURCE TrueCar.com

For further information: Sara Morgan, Senior PR Manager, pr@truecar.com